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                            THE SEAGRAM COMPANY LTD.

                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                   TRANSITION      FISCAL
                                  QUARTER ENDED   PERIOD ENDED   YEAR ENDED
                                  SEPTEMBER 30,     JUNE 30,     JANUARY 31,

                                  1996     1995       1996          1996
                                  ----     ----       ----          ----
                                                (MILLIONS)


Earnings before income taxes
 and minority interest            $277     $220       $ 65           $349

Add (deduct):

Equity in net earnings of less
 than 50% owned companies           (9)     (14)        (4)           (20)

Dividends from less than 50%
 owned companies                     1        -          9              4

Fixed charges                      101      103        183            426

Interest capitalized, net of
 amortization                        -       (1)        (4)            (2)
                                 -----    -----      -----          -----
Earnings available for fixed
 charges                          $370     $308       $249           $757
                                 -----    -----      -----          -----
Interest Expense                  $ 83     $ 86       $151           $378

Proportionate share of 50%
 owned companies fixed charges       4        5          8              6

Portion of rent expense deemed
 to represent interest factor       14       12         24             42
                                 -----    -----      -----          -----
Fixed Charges                     $101     $103       $183           $426

Ratio of Earnings to Fixed
 Charges                           3.7x     3.0x       1.4x           1.8x
                                 -----    -----      -----          -----
                                 -----    -----      -----          -----
